Exhibit 6

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of April 19, 2021, by and among Herman Miller, Inc., a Michigan corporation (“Parent”), and Furniture Investments Acquisitions S.C.S., a common limited partnership (société en commandite simple) (the “Stockholder”).

RECITALS

A.          Concurrently with the execution and delivery of this Agreement, Parent, Heat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Knoll, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth in the Merger Agreement, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B.          As of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Stock”) and the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Schedule A hereto (including the shares of Common Stock issuable in respect of such shares of Preferred Stock), being all of the outstanding shares of Preferred Stock of the Company owned of record or beneficially by the Stockholder or any Affiliate of the Stockholder as of the date hereof (the “Owned Shares”, together with any additional shares of Preferred Stock or shares of Common Stock issued in respect of such shares of Preferred Stock that the Stockholder may acquire record and/or beneficial ownership of after the date hereof, the “Covered Shares”).

C.          As of the date hereof, Global Furniture Investments S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (the “Common Stockholder”) is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the 2,404,634 shares of Common Stock.

D.          As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

D.          The Stockholder agreed to enter into a Stock Purchase Agreement with Parent, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which the Stockholder has agreed to sell, and Parent has agreed to purchase, all of the shares of Preferred Stock held by the Stockholder, with the consummation of such purchase conditioned upon the simultaneous closing of the transactions contemplated by the Merger Agreement, and to take effect immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Affiliate” of any specified party means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified party.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, “Affiliates” of the Stockholder shall not include, and no provision of this Agreement shall be applicable to, the direct or indirect portfolio companies (“Portfolio Companies”) of investment funds advised or managed by the Stockholder or its Affiliates. Notwithstanding anything to the contrary herein, the Company and the Stockholder shall not be deemed to be “Affiliates” or “Representatives” of each other.

“Certificate of Designation” shall mean the Certificate of Designations of Series A Convertible Preferred Stock of the Company.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) a Company Recommendation Change and (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, commitment, obligation, arrangement or understanding with respect to any offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or understanding which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (d) any contract, commitment, obligation, arrangement or understanding (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), or (c) above.

2.           Agreement to Not Transfer the Covered Shares.

2.1          No Transfer of Covered Shares.  Until the Expiration Time, the Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent.  Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever.

2.2          Update of Beneficial Ownership Information.  Promptly following the written request of Parent, or upon the Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Preferred Stock or Common Stock after the date hereof, the Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by the Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned.  The Stockholder agrees to cause any of its Affiliates that acquires any such shares on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by the Stockholder.

3.           Agreement to Vote the Covered Shares and Additional Shares.

3.1          Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, the Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, vote (including via proxy) all of the Covered Shares and any additional Owned Shares or other shares of Common Stock which are then beneficially owned by the Stockholder or any of its Affiliates (including the Common Stockholder) (“Additional Shares”) (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares and Additional Shares):

(a)          in favor of the adoption of the Merger Agreement; and

(b)          against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis and (ii) any proposal related to a Company Alternative Transaction, or any other proposal made in opposition to or in competition with the Merger or the transactions contemplated by the Merger Agreement.

3.2          Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, be represented in person or by proxy at such meeting (or cause the holders of record of any Covered Shares and Additional Shares on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares and Additional Shares to be counted as present for purposes of establishing a quorum.

3.3          The Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, promptly (and in any event within 5 Business Days of receipt) execute and deliver (or cause the holders of record of any Covered Shares and Additional Shares to execute and deliver), any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 and otherwise in accordance with all applicable procedures relating to such vote so as to ensure that it is duly counted for purposes of recording the results of that vote (with Parent to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).  Any attempt to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Shares and Additional Shares in contravention of this Article III shall be null and void ab initio.

3.4          Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Entity of competent jurisdiction enters an order expressly restraining, enjoining or otherwise prohibiting the Stockholder or its Affiliates from taking any action that would be required pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement, then (i) the applicable obligations of the Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (ii) the Stockholder shall cause the Covered Shares and/or Additional Shares to not be represented in person or by proxy at any meeting at which a vote of the Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested.  Notwithstanding anything to the contrary in this Section 3.4, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Covered Shares and Additional Shares until the Expiration Date.

3.5          Without limiting the obligations of the Stockholder under this Agreement, but only in the event and in each case that the Stockholder fails to be counted as present or fails to vote or cause to be voted all of the Covered Shares and Additional Shares in accordance with this Agreement or except as provided in Section 3.4 above, then in such event the Stockholder hereby irrevocably appoints, and shall cause its Affiliates (including the Common Stockholder) to appoint, as its proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other person designated in writing by Parent (collectively, the “Proxy Holders”), and each of them individually, with full power of substitution, to vote the Covered Shares and Additional Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered. This proxy is coupled with an interest and shall be irrevocable, and the Stockholder shall, and shall cause its Affiliates (including the Common Stockholder) to, take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares and Additional Shares.  Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.5 shall terminate and be of no further force and effect upon the Expiration Time.

3.6          For the avoidance of doubt, notwithstanding anything to the contrary herein, the Stockholder and its Affiliates shall be entitled to, and nothing herein shall constrain the Stockholder or its Affiliates from, any Transfer of the Additional Shares at any time prior to the Expiration Date, and any provisions of this Agreement with respect to Additional Shares shall only apply to such Additional Shares as may be beneficially owned by the Stockholder at the applicable time under this Section 3.

4.           Waiver of Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Covered Shares and Additional Shares owned or that may be acquired (in each case beneficially or of record, directly or indirectly) by the Stockholder, to the fullest extent permitted by Law.

5.           No Solicitation.

5.1          From and after the date of this Agreement until the Expiration Time, the Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall cause its directors, officers, employees and Affiliates to, and shall use reasonable efforts to cause its Representatives who are not its directors, officers, employees or Affiliates to, immediately cease and cause to be terminated any discussions or negotiations being conducted with any persons other than Parent with respect to any proposal related to a Company Alternative Transaction, if any.  In addition, the Stockholder (solely in its capacity as a stockholder of the Company) agrees to be subject to Section 6.3 of the Merger Agreement as if it were the “Company” thereunder (including with respect to the obligations to (i) promptly, and in any event within 24 hours of receipt, advise Parent in writing of any request for information or proposal relating to a Company Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto within 24 hours of any such changes) and the identity of the person making such request or proposal, and (ii) keep Parent reasonably informed of the status and details (including amendments and proposed amendments) of any such request or proposal on a reasonably current basis) and (iii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and written materials exchanged between the Stockholder or any of its or its Affiliates’ Representatives and any person making such request or proposal or any of its or its Affiliates’ Representatives that describe or contains any such request or proposal.

5.2          Notwithstanding the foregoing, from and after the date of the Merger Agreement until the Expiration Time, if (and only if) the Company is permitted, pursuant to Section 6.3 of the Merger Agreement, to have discussions or negotiations in response to a proposal related to a Company Alternative Transaction, the Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with such person making such proposal to the same extent as the Company is permitted to do so under Section 6.3 of the Merger Agreement, subject to compliance by such Stockholder with the last sentence of Section 5.1 above.

6.          Certain Other Agreements.  The Stockholder (a) irrevocably agrees to take all further actions, including delivery of any further documents and instruments, reasonably necessary to implement the agreements set forth in this Section 6(a), in each case reasonably promptly following any request by Parent and (b) irrevocably agrees not to (i) exercise any right of conversion or exchange relating to the shares of Preferred Stock, including any rights pursuant to Section 6 of the Certificate of Designation, prior to the date of valid termination of this Agreement pursuant to Section 12.18 or (ii) make any demand or exercise any right with regard to any Covered Shares pursuant to the Registration Rights Agreement, dated as of July 21, 2020, between the Company and the Stockholder, or any similar agreement with the Company, prior to the Expiration Time.

7.           No Legal Action.  The Stockholder irrevocably agrees that it shall not, and shall cause its directors, officers, employees and Affiliates not to, and shall use reasonable efforts to cause its Representatives who are not its directors, officers, employees or Affiliates not to, bring, commence, institute, maintain, prosecute, join or voluntarily aid any claim, appeal, or Proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Stock Purchase Agreement, (b) alleges that the execution and delivery of this Agreement or the Stock Purchase Agreement by the Stockholder (or its performance hereunder or thereunder solely in its capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other stockholders of the Company or (c) is otherwise against Parent, Merger Sub, the Company, or any of their respective Affiliates and each of their successors, directors, or officers relating to the negotiation, execution or delivery of the Merger Agreement or the Stock Purchase Agreement or the consummation of the transactions contemplated hereby or thereby, and the Stockholder irrevocably waives any claim or rights whatsoever with respect to any of the foregoing except in the case of actual and intentional fraud; provided, however, that nothing contained herein will affect the right of Stockholder to exercise its rights as a result of any breach under any agreement with Parent to which it is a party.

8.           Fiduciary Duties.  The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares.  Nothing in this Agreement shall in any way, or shall require the Stockholder to attempt to, limit or affect any actions taken by the Stockholder’s or its Representative’s designee serving on the Company Board from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company.  No action taken (or omitted to be taken) in any such capacity as director shall be deemed to constitute a breach of this Agreement.

9.           Notice of Certain Events.  The Stockholder shall notify Parent in writing reasonably promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of the Stockholder under this Agreement.

10.          Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent that:

10.1        Due Authority.  The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.5 hereof.  The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2        Ownership of the Covered Shares.  (a) The Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, free and clear of any and all Encumbrances, other than those (i) created by this Agreement or the Stock Purchase Agreement or (ii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of the Covered Shares.  The Stockholder has not entered into any agreement to Transfer any Covered Shares, other than the Stock Purchase Agreement.  As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Preferred Stock, Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any voting shares of the Company) other than the Owned Shares.

10.3        No Conflict; Consents.

(a)          The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not:  (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on, any of the Covered Shares beneficially owned by the Stockholder pursuant to any contract, commitment, obligation, arrangement or understanding to which the Stockholder is a party or by which the Stockholder is subject.

(b)          No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

10.4        Absence of Litigation.  As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder or to which the Stockholder is otherwise a party that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or under the Stock Purchase Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

10.5        Reliance by Parent and Merger Sub.  The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

11.         Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholder that:

11.1        Due Authority.  Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement.  Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation.  The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

11.2        No Conflict; Consents.

(a)          The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not:  (a) conflict with or violate any Laws applicable to Parent, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any contract, commitment, obligation, arrangement or understanding to which Parent is a party or by which Parent is subject.

(b)          No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

11.3        Absence of Litigation.  As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

12.          Miscellaneous.

12.1        No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein or in the Stock Purchase Agreement.

12.2        Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock and/or Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, conversion, exchange of shares or the like, the terms “Common Stock,” “Preferred Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

12.3        Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto; provided, that the Company’s prior written consent shall be required with respect to any amendment or waiver of any provision of this Agreement that would reasonably be expected to impede, interfere with, delay, discourage, frustrate, prevent, nullify, adversely affect or inhibit the timely consummation of the Merger, the satisfaction of the conditions under the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.  At any time and from time to time prior to the Expiration Time, each party to this Agreement may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for their respective benefit contained herein.  Any agreement on the part of Parent or the Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Stockholder, as applicable.  No failure or delay by Parent or the Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  The Company shall be a third-party beneficiary of this Section 12.3.

12.4        Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.5        Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(i)          if to the Stockholder, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Eric L. Schiele, P.C.; Joshua Ayal
E-mail:	eric.schiele@kirkland.com;
joshua.ayal@kirkland.com

(ii)          if to Parent, to:

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464
Attention:	Jacqueline H. Rice
Email:	jackie_rice@hermanmiller.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich; Jenna E. Levine
Email: AOEmmerich@wlrk.com; JELevine@wlrk.com

12.6        Venue; Waiver of Jury Trial.

(a)          Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)          Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 12.5 will be effective service of process for any Proceeding brought against it by the other party in connection with this Section 12.6; provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law.  Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 12.6 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 12.6 and will not be deemed to confer rights on any person other than the parties.

(c)          EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

12.7        Documentation and Information.  The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement and the Stock Purchase Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the Stock Purchase Agreement), in any press release, the Joint Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.  Parent consents to and authorizes the publication and disclosure by the Stockholder of the terms of this Agreement and the Stock Purchase Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the Stock Purchase Agreement) in any Schedule 13D amendment legally required to be filed by the Stockholder.  The Company shall be a third-party beneficiary of this Section 12.7.

12.8        Further Assurances.  The Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

12.9        Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.  The Company shall be a third-party beneficiary of this Section 12.9.

12.10      Enforcement.  The parties agree that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

12.11      Entire Agreement.  This Agreement, including the Schedules hereto, together with the confidentiality agreement between the parties, dated as of March 29, 2021 and the Stock Purchase Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter.  For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement or the Stock Purchase Agreement.

12.12      Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”.  When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.13      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.14      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.15      Counterparts.  This Agreement may be executed in one or more counterparts, manually or by other electronic transmission by the Parties, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format (or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document) shall be sufficient to bind the parties to this Agreement to the terms and conditions of this Agreement.

12.16      Governing Law.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

12.17      Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 12.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

12.18      Termination.  This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time and (b) the entry, without the prior written consent of the Stockholder, into any amendment, waiver, modification or other change to any provision of the Merger Agreement (including any exhibits, annexes or schedules thereto) that (A) results in a change in the consideration that would be payable to any holder of equity interests in the Company or changes the mix of the consideration that would be payable in respect of such equity interests or (B) is otherwise adverse in any material respect to the Stockholder; provided that the provisions of this Article XII (other than Section 12.9) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.  The parties hereto may not terminate this Agreement by mutual consent without the prior written consent of the Company; provided that, for the avoidance of doubt, such consent shall not be required for any automatic termination pursuant to clause (a) or (b) hereof.  The Company shall be a third-party beneficiary of this Section 12.18.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

HERMAN MILLER, INC.

By:	/s/ Andi Owen
Name: Andi Owen
Title: President & CEO

[Signature Page to Voting Agreement]

FURNITURE INVESTMENT ACQUISITIONS S.C.S.

By:	/s/ Abdelkader Derrouiche
Name: Abdelkader Derrouiche
Title: Manager of Furniture Investments Management S.à r.l., itself General Partner

[Signature Page to Voting Agreement]

Schedule A

Name	Owned Shares	Address
Furniture Investments Acquisitions S.C.S.	169,165 Series A Preferred Stock Units* (equivalent to 10,099,402 Common Shares on an as-converted basis)	Furniture Investments Acquisitions S.C.S. 23, avenue Monterey, L - 2163 Luxembourg, R.C.S. Luxembourg: B227103 Attention Board of Directors Anne-Catherine Devaux ADevaux@investindustrial.com
* Such shares are pledged to Investec pursuant to a Security Agreement dated 25 March 2021 and are further subject to transfer restrictions under applicable securities laws.